Exhibit 99.2

argenx to Acquire Forte Biosciences STRATEGIC ANNOUNCEMENT JULY 27 , 2026

Forward-Looking Statements

Additional Information and Where to Find It

The tender offer has not yet commenced. This document is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any securities of Forte Biosciences, Inc. (Forte) or any other entity, nor is it a substitute for any tender offer materials that argenx, Avena Merger Sub Inc. or Forte will file with the U.S. Securities and Exchange Commission (SEC). A solicitation and an offer to buy securities of Forte will be made only pursuant to an offer to purchase and related materials that argenx and Avena Merger Sub Inc. intend to file with the SEC. At the time the tender offer is commenced, argenx and Avena Merger Sub Inc. will file a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC, and Forte thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. SECURITYHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITYHOLDERS SHOULD READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC's website at https://www.sec.gov/ and under the "SEC filings" section of argenx's investor relations website at https://argenx.com/investors/sec-filings. The Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that Forte has filed with or furnished to the SEC will be made available for free at the SEC's website at https://www.sec.gov/ and under the "SEC Filings" section of Forte's investor relations website at https://www.fortebiorx.com/investor-relations/sec-filings/default.aspx.

Forward Looking Statements

The contents of this announcement include statements that are, or may be deemed to be, "forward-looking statements." These forward-looking statements generally can be identified by the use of forward-looking words, such as "aim", "anticipate", "aspire", "believe", "can", "continue", "could", "estimate", "expect", "entail", "forecast", "future", "goals", "hope", "intend", "is designed to", "likely", "may", "might", "objective", "plan", "possible", "potential", "pursue", "project", "predict", "seek", "should", "strategy", "target", "will" and other words and terms of similar meaning and expression, including in connection with any discussion of future operating or financial performance. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding the tender offer, the merger and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of Forte and argenx, including, without limitation, results from clinical trials, regulatory applications and related timelines, the ability of argenx to advance Forte's product pipeline; and any assumptions underlying any of the foregoing. argenx's actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including but not limited to, uncertainties as to the timing of the tender offer and the merger; the risk that the tender offer or the merger may not be completed in a timely manner or at all; uncertainties as to the percentage of Forte's stockholders tendering their shares in the tender offer; the possibility that competing offers or acquisition proposals for Forte will be made; the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Forte to pay a termination fee or other expenses; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on argenx's business; the effect of the announcement or pendency of the transactions contemplated by the merger agreement on Forte's business, its ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management's attention from argenx's ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defence, indemnification and liability.

A further list and description of these and other risks, uncertainties, and factors that could cause actual results to differ materially from those referred to in the forward-looking statements can be found in argenx's SEC filings and reports, including in argenx's most recent annual report on Form 20-F filed with the SEC as well as subsequent filings and reports filed by argenx with the SEC. Given these risks and uncertainties, the reader is advised not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this press release. argenx undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.

argenx

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50 k 10 5 patients on treatment labeled indications new molecules in Phase 3 Vision 2030 Today’s announcement 3 Acquisition of Forte Biosciences: Accelerating Toward Vision 2030 – and Beyond

IIP Academic Collaborators Biopharma Partners Acquisitions Licensing Deals We pursue the best science - wherever it originates. Efgartigimod Empasiprubart ARGX - 213 ARGX - 124 ARGX - 121 ARGX - 125 ARGX - 118 FB102 adimanebart TSP - 101 4 Innovation Engine

Forte Biosciences is a Strong Strategic Fit for argenx Complementary to argenx immunology portfolio Proven pipeline - in - a - product development and product presentation playbook Experience in building, shaping and growing markets Novel Biology FB102 is a first - in - class anti - CD122 antibody Clinically Validated Phase 1b POC data in vitiligo, celiac disease Pipeline in a Product Initial indications include vitiligo, celiac disease, and alopecia Why argenx Why Forte 5

Transaction Terms and Financial Overview Transaction Summary • $2.2 billion USD at $77/share in cash • 86% premium to VWAP since Phase 1b vitiligo data (9 - Jul - 26) • Expected to close in Q3 2026, subject to customary closing conditions • Fully funded from argenx’s existing cash balance • Maximize opportunity for VYVGART and build future of FcRn • Advance our broad and growing pipeline • Pursue differentiated biology to sustain growth trajectory Financing Capital Impact Transaction Summary Financing Disciplined capital deployment aligned with our priorities 6

FB102 is a Differentiated Novel Anti-CD122 Antibody



FB102 blocks medium affinity IL-2 binding to CD122/CD132
Kd ~ 1nM
or NK cell
IL-2 high affinity binding to CD25 and CD122/CD132 unaffected by FB102
Kd ~ 01 nM
cell
FB102 blocks low affinity IL-15 binding to CD122/CD132
Kd ~ 10nM
or NK cell
FB102 blocks medium affinity IL-15/IL15Rα binding to D122/CD132
Kd ~ 1nM
cell
FB102
IL-2
IL-15
CD122 = IL-2Rβ
CD132 = IL-2Rγ
CD25 = IL-2Rα
CD215 = IL-15Rα

Lodolce 2002 Cytokine Growth Factor Rev. PMID 12401478
Ross 2018 Annu Rev Immunol. PMID 29677473

FB102 Biology Supports Potential to Treat Diseases Driven by Pathogenic T-cells

- Blocks IL-2 and IL-15 driven proliferation and activation of pathogenic T cells and NK cells
- Preserves IL-2 signaling in Tregs, maintaining immune regulation

Pipeline in-a-Product Opportunity*

Current Program	Status
Vitiligo	Phase 1b data recently published
Celiac Disease	Phase 2 data in 2H 2026
Alopecia Areata	Phase 1b data in 2H 2026

*Potential for additional indications

argenx

7

Positive Phase 1b Data in Vitiligo and Celiac Disease P - value PBO - Adj. PBO (n=10) FB102 (n=32) FVASI mean % improvement 0.059 +5.3 pts 0.3% 5.6% Week 6 0.023 +12.5 pts 1.9% 14.4% Week 9 (Day 64) 0.028 +16.5 pts 5.4% 21.9% Week 12 0.023 +20.4 pts 8.2% 28.6% Week 16 0.020 +21.7 pts 7.9% 29.6% Week 24 Statistical significance achieved by Day 64 and continued through 24 Weeks Treatment Period Vitiligo Phase 1b Results Celiac Disease Phase 1b Results Statistically s ignifican t c omposite histology b enefit compared to placebo 8

Two Potential Blockbuster Indications for FB102

Celiac Disease

2.5 million patients

High Unmet Need

~25% patients fail to respond to gluten free diet (GFD); No approved drug therapies

Untreated celiac disease can lead to **malnutrition, osteoporosis, infertility**

Vitiligo

2 million patients

High Unmet Need

Current available treatment limitations: **Safety concerns**; narrow labels exclude patients with large skin involvement (+10% BSA); **variability of efficacy**

Associated photosensitivity, ocular abnormalities, emotional burden and increased risk of other autoimmune disease

U.S. Prevalence figures

argenx
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Key Takeaways Vision 2030 is on Track FB102 is the right molecule Bringing Innovation to Patients Forte acquisition builds on foundation of success argenx can help shape the future standard of care with FB102 Combines novel biology, targeted mechanism, and has potential across multiple autoimmune diseases 10